Exhibit 99.1

FOR IMMEDIATE RELEASE

October 27, 2014

IBERIABANK Corporation contacts: Beth A. Ardoin, Director of Communications (337) 278-6868 bardoin@iberiabank.com John R. Davis, Senior Executive Vice President (337) 521-4005 jdavis@iberiabank.com	Old Florida Bancshares, Inc. contact: Robert L. Thompson. Executive Vice President and Chief Marketing Officer (407) 247-2437 rthompson@oldflorida.com

IBERIABANK Corporation Announces Agreement to Acquire

Old Florida Bancshares, Inc.

•	IBERIABANK Corporation will enter Orlando, Florida
•	Acquisition of a very healthy, C&I-focused bank
•	Significant growth opportunities expected from the combination
•	Accretive to EPS in 2016, 20%+ IRR and limited impact to tangible book value per share

LAFAYETTE, LOUISIANA AND ORLANDO, FLORIDA — IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), holding company of the 127-year-old IBERIABANK (www.iberiabank.com) and Old Florida Bancshares, Inc. (“Old Florida”), holding company of Old Florida Bank and New Traditions Bank (www.oldflorida.com) jointly announced today the signing of a definitive agreement for IBKC to acquire Old Florida via merger. The proposed merger of Old Florida with and into IBKC has been approved by the Board of Directors of each company and is expected to close in the first quarter of 2015. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of Old Florida’s shareholders.

John O. Burden, Sr., President and Chief Executive Officer of Old Florida, will be named Executive Vice President and Market President for IBERIABANK’s Central Florida franchise after the acquisition is consummated. John Burden commented, “We couldn’t be more excited about this combination and look forward to partnering with IBERIABANK. Old Florida and IBERIABANK share a similar approach to banking – one that is grounded in a fundamental belief that success is driven by people and relationships at the local level. Culturally, both companies emphasize and value mutual respect, collaboration and community involvement. This is how we built Old Florida and how IBERIABANK has been growing for over 127 years. This step is the perfect opportunity to take our business to the next level – benefiting our clients, team members and shareholders.”

Daryl G. Byrd, President and Chief Executive Officer of IBKC, added, “We are very pleased to have the opportunity to enter the Orlando market by joining forces with Randy and John Burden and their exceptional team at Old Florida Bancshares. With a population of over two million people, the Orlando market is dynamic and possesses a deep commercial and industrial client base that is particularly attractive to us. Old Florida’s focus on these types of commercial clients, combined with quality credit underwriting and a strong core deposit base, provides an excellent fit with our unique culture and business model. We also believe Old Florida will complement our current southeast and southwest Florida franchises, along with our recently announced agreement to acquire Florida Bank Group, which has operations in Tampa, Jacksonville, Tallahassee, and Sarasota. Old Florida’s specialty niche businesses of SBA 504 lending and equipment financing provide interesting potential upside across our footprint as well.”

Under the terms of the merger agreement, shareholders of Old Florida will receive IBKC common stock. Old Florida common shares are assumed to total approximately 10,894,845 shares at closing, assuming approximately 10,562,259 common shares outstanding and approximately 332,586 common shares associated with the conversion of the convertible preferred stock into common shares.

•	Stock Consideration. Each Old Florida common share will be exchanged for 0.34 share of IBKC common stock, subject to certain market price adjustments provided for in the merger agreement. Based on IBKC’s closing stock price on October 24, 2014, of $64.13 per share, the stock consideration would equate to $21.80 per Old Florida common share, or approximately $238 million.

•	Unvested Stock Option Consideration. At September 30, 2014, Old Florida had approximately 2.1 million stock option shares outstanding with a weighted average exercise price of $11.66 per share. These stock options are anticipated to be in-the-money at closing. The merger agreement provides that any Old Florida stock options that remain outstanding immediately prior to closing, whether or not vested, will be cashed out at consummation of the merger. Based on IBKC’s closing stock price on October 24, 2014, of $64.13, the cash value for optional shares would be $21.3 million. The cash value of the stock options and stock consideration would equate to aggregate consideration of approximately $259 million.

IBKC currently estimates annual pre-tax expense reductions associated with the transaction will be approximately 30% of Old Florida’s run-rate expenses in 2014. The expense savings are estimated to be fully achieved, on a run-rate basis, within six months of closing. Acquisition and conversion related costs (including lease termination costs) are estimated to be approximately $21.6 million on a pre-tax basis. The transaction is expected to be 2%-3% accretive to IBKC’s fully diluted earnings per share (“EPS”) in 2016 and 2017.

The transaction is expected to be neutral to IBKC’s capital ratios, and to be approximately 2% dilutive to tangible book value per share on a pro forma basis at closing. The tangible book value dilution is anticipated to be earned back in less than four years. The estimated internal rate of return for the transaction is expected to be greater than 20%, and, therefore, in excess of IBKC’s cost of capital.

About Old Florida Bancshares, Inc.

Old Florida Bancshares, Inc. has 14 offices, including 12 offices in the Orlando area and two offices in Citrus County, Florida, approximately 70 miles north of Tampa. At September 30, 2014, Old Florida had:

• Total Consolidated Assets	$1.4 Billion

• Total Cash and Investment Securities	$276 Million

• Total Gross Loans	$1.1 Billion (5.17% yield in 3Q14)

• Noninterest Bearing Deposits	$327 Million (27% of total deposits)

• Total Deposits	$1.2 Billion (0.29% cost in 3Q14)

• FHLB Borrowings	None

• Total Shareholders’ Equity	$146 Million

• Preliminary Capital Ratios	10.48% Tier 1 Leverage Ratio

12.93% Total Risk Based Capital Ratio

• Nonperforming Assets	$13 Million (0.98% NPAs / Assets)

Old Florida had 229 employees at September 30, 2014. For the quarter ended September 30, 2014, Old Florida reported net income of $3.1 million, a 4.01% net interest margin, 0.40% cost of interest bearing deposits, and 0.29% total deposit cost.

About IBERIABANK Corporation

IBKC is a financial holding company with 280 combined offices, including 187 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 59 locations in 10 states. IBERIABANK has eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

IBKC’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” IBKC’s market capitalization was approximately $2.1 billion, based on the NASDAQ Global Select Market closing stock price on October 24, 2014.

The following 11 investment firms currently provide equity research coverage on IBKC:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Additional Information

Sandler O’Neill + Partners, LP served as financial advisor and provided a fairness opinion to Old Florida and the law firm of Smith Mackinnon, PA served as legal advisor. UBS Investment Bank served as financial advisor to IBKC and Jones Walker LLP served as legal advisor.

IBKC has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on IBKC’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.” IBKC will host a conference call associated with this announcement on October 27, 2014, beginning at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) by dialing 1-800-230-1951. The confirmation code for the call is 341033. A replay of the call will be available until midnight Central Time on November 3, 2014 by dialing 1-800-475-6701. The confirmation code for the replay is 341033.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed merger, the expected returns and other benefits of the proposed merger to shareholders, expected improvement in operating efficiency resulting from the proposed mergers with Old Florida and Florida Bank Group, Inc., estimated expense reductions resulting from the transaction and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the mergers on IBKC’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurances that: the proposed mergers will close when expected, the expected returns and other benefits of the proposed mergers to shareholders will be achieved, the expected operating efficiencies will result, estimated expense reductions resulting from the transactions will occur as and when expected, the impact on tangible book value will be recovered or as expected or that the effect on IBKC’s capital ratios will be as expected. Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the merger transactions may not be timely completed, if at all; that prior to completion of the merger transactions or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the merger transactions; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in IBKC’s Form 10-K for the fiscal year ended December 31, 2013, and Form 10-Qs for the quarters ended March 31, 2014 and June 30, 2014, and other documents subsequently filed by IBKC with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither IBKC nor Old Florida undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, IBKC and Old Florida claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This communication is being made in respect of the proposed merger transaction involving IBKC and Old Florida. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, IBKC will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of Old Florida. IBKC also plans to file other documents with the SEC regarding the proposed merger transaction with Old Florida and the pending merger with Florida Bank Group, Inc. Old Florida will mail the final proxy statement/prospectus to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement/prospectus, as well as other filings containing information about IBKC and Old Florida, will be available without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from IBKC’s website (http://www.iberiabank.com), under the heading “Investor Information,” and on Old Florida’s website, at (www.oldflorida.com).

IBKC and Old Florida, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Old Florida in respect of the proposed merger transaction. Information regarding the directors and executive officers of IBKC is set forth in the definitive proxy statement for IBKC’s 2014 annual meeting of shareholders, as filed with the SEC on April 7, 2014, and in Forms 3, 4 and 5 filed with the SEC by its officers and directors. Information regarding the directors and executive officers of Old Florida who may be deemed participants in the solicitation of the shareholders of Old Florida in connection with the proposed transaction will be included in the proxy statement/prospectus for Old Florida’s special meeting of shareholders, which will be filed by IBKC with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and other relevant documents regarding the proposed merger transaction filed with the SEC when they become available.